Exhibit 10.2

SUBLEASE TERMINATION AGREEMENT

THIS SUBLEASE TERMINATION AGREEMENT (this “Agreement”) is entered into as of this 22nd day of June, 2022 (“Effective Date”), by and between Voyager Therapeutics, Inc., a Delaware corporation (“Voyager”), and BioNTech US Inc., a Delaware corporation (“BioNTech”).

RECITALS

A.          WHEREAS, UP 45/75 Sidney Street, LLC, as predecessor to BRE-BMR Pilgrim & Sidney LLC (“Landlord”) and Voyager entered into that certain Lease dated as of April 1, 2014, as amended by that certain First Amendment to Lease Agreement (the “First Amendment”) dated as of December 23, 2015, as further amended by that certain Second Amendment to Lease Agreement (the “Second Amendment”) dated as of February 5, 2018, and as further amended by that certain Third Amendment to Lease Agreement (the “Third Amendment”) dated as of June 1, 2018 (as the same may have been amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”), whereby Voyager leases certain premises consisting of 47,493 rentable square feet (the “Premises”) from Landlord in the building located at 75 Sidney Street in Cambridge, Massachusetts (the “Building”); and

B.           WHEREAS, Landlord and Voyager intend to terminate the Lease in accordance with a Lease Termination Agreement dated the date hereof; and

C.           WHEREAS, Voyager has subleased 17,931 rentable square feet of the Premises on the fifth (5th) floor of the Building (the “Subleased Premises”) to BioNTech pursuant to a Sublease Agreement dated as of September 3, 2021 (the “BioNTech Sublease”), to which Landlord has consented pursuant to a Consent to Sublease dated as of September 7, 2021; and

D.           WHEREAS, simultaneously herewith, Landlord and BioNTech are entering into a direct lease of the Premises; and

E.           WHEREAS, Voyager and BioNTech desire to terminate the BioNTech Sublease in accordance with the terms hereof.

AGREEMENT

NOW, THEREFORE, Voyager and BioNTech, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.           Termination Fee. There shall be no termination fee due in connection with this Lease Termination.

2.           Sublease Termination. As of the Effective Date, BioNTech hereby surrenders the Subleased Premises to Voyager and Landlord. Upon the Effective Date, the BioNTech Sublease shall automatically terminate, shall be fully and finally surrendered and shall no longer be of any force or effect, except for those provisions that, by their express terms, survive the expiration or earlier termination of the BioNTech Sublease. For the avoidance of doubt, BioNTech shall not be required to have the Subleased Premises decontaminated as set forth in Section 11(a) of the BioNTech Sublease. BioNTech’s Annual Fixed Rent, Subtenant’s Share of Operating Expenses and Subtenant’s Share of Taxes shall be apportioned between Voyager and BioNTech as of the Effective Date and paid, if applicable, to the party entitled to the same as set forth in the Lease.

3.           Estoppel. BioNTech acknowledges and agrees that Voyager is in full compliance with the terms of the BioNTech Sublease and no event exists or has occurred that constitutes or, with notice or the passage of time, would constitute, a default by Voyager under the BioNTech Sublease. Voyager acknowledges and agrees that BioNTech is in full compliance with the terms of the BioNTech Sublease and no event exists or has occurred that constitutes or, with notice or the passage of time, would constitute, a default by BioNTech under the BioNTech Sublease.

4.           Release of Rights. As of the Effective Date, Voyager and BioNTech, each on behalf of itself, and its officers, directors, and employees (collectively, the “Releasing Parties”) fully and unconditionally remises, releases, and forever discharges, the other party and its officers, directors, and employees (collectively, the “Released Parties”) of and from any and all covenants, contracts, omissions, claims, causes of action, liabilities and damages of every nature whatsoever, whether known or unknown, disclosed or undisclosed, whether in law or in equity, that the Releasing Parties have or, in the future, may have, from the date of execution of the BioNTech Sublease through and including the Effective Date, arising out of, or related to or concerning the BioNTech Sublease or BioNTech’s occupancy of the Subleased Premises or matters arising or resulting therefrom, except with regard to the apportionment referenced in Section 2 and the return of the security deposit, which Voyager agrees to return to BioNTech within ten (10) business days of the Effective Date.

5.           Quitclaim. To the extent, if any, that the BioNTech Sublease gives BioNTech any right, title or interest in or to the Subleased Premises, BioNTech does hereby remise, release and quitclaim to Landlord such right, title or interest in or to the Subleased Premises as of the Effective Date and shall execute and deliver to Voyager any documentation reasonably requested by Voyager to effect or document such remise, release and quitclaim.

6.           Representation of Parties. Each party represents that it has not made any assignment, further sublease, transfer, conveyance or other disposition of the BioNTech Sublease or any interest therein, and has not made or entered into any agreement that would result in any mechanic’s lien or other claim, demand, obligation, liability, action or cause of action arising from or with respect to the BioNTech Sublease or the Subleased Premises.

7.           Attorneys’ Fees. Except as otherwise expressly set forth in this Agreement, each party shall pay its own costs and expenses incurred in connection with this Agreement and such party’s performance under this Agreement, provided, that if either party commences an action, proceeding, demand, claim, action, cause of action or suit against the other party arising out of or in connection with this Agreement, then the substantially prevailing party shall be reimbursed by the other party for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the substantially prevailing party in such action, proceeding, demand, claim, action, cause of action or suit, and in any appeal in connection therewith (regardless of whether the applicable action, proceeding, demand, claim, action, cause of action, suit or appeal is voluntarily withdrawn or dismissed).

8.           Integration. The terms of this Agreement are intended by the parties as a final, complete and exclusive expression of their agreement with respect to the terms that are included in this Agreement, and may not be contradicted or supplemented by evidence of any other prior or contemporaneous agreement.

9.           Successors and Assigns. Each of the covenants, conditions and agreements contained in this Agreement shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective administrators and permitted successors, assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment and subletting.

10.         Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to Massachusetts’ conflict of law principles.

11.         Authority. Each of the parties hereto guarantees, warrants and represents that the execution and consummation of this Agreement have been duly authorized by all appropriate company action, and the individual or individuals signing this Agreement have the power, authority and legal capacity to sign this Agreement on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

12.         Counterparts. This Agreement may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

13.         Amendment. No provision of this Agreement may be modified, amended or supplemented except by an agreement in writing signed by Voyager and BioNTech.

14.         Waiver of Jury Trial. To the extent permitted by applicable laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Agreement or BioNTech’s use or occupancy of the Subleased Premises or any claim of injury or damage related to this Agreement or the Subleased Premises.

15.         Facsimile and PDF Signatures. A facsimile or portable document format (PDF) signature or electronic signature on this Agreement shall be equivalent to, and have the same force and effect as, an original signature.

16.         Voluntary Agreement. The parties have read this Agreement and the mutual releases contained in it, and have freely and voluntarily entered into this Agreement.

17.         Defined Terms. Capitalized terms not otherwise defined herein shall have the meanings given them in the BioNTech Sublease.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as a sealed Massachusetts instrument as of the Effective Date.

VOYAGER:

Voyager Therapeutics, Inc.,

a Delaware corporation

By:	/s/ Robin Swartz
Name:	Robin Swartz
Its:	Chief Operating Officer

BIONTECH:

BioNTech US Inc.,

a Delaware corporation

By:	/s/ Richard Gaynor
Name:	Richard Gaynor
Its:	President